Exhibit 5.2

Transocean Ltd. Turmstrasse 30 6312 Steinhausen Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich homburger.ch +41 43 222 10 00
June 28, 2024

Transocean Ltd.

We have acted as special Swiss counsel to Transocean Ltd., a Swiss corporation (the Company), in connection with a registration statement on Form S–3 to be filed on the date hereof (the Registration Statement) with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Act), for the purpose of registering (i) registered shares of the Company with a par value of USD 0.10 each (the Registered Shares), (ii) warrants (the Warrants) to purchase Registered Shares, Debt Securities (as defined below) or other securities to be sold by the Company or Transocean Inc., a Cayman Islands exempted company (Transocean Inc.), (iii) debt securities of Transocean Inc. (the Debt Securities), (iv) purchase contracts for the purchase or sale of Registered Shares, Debt Securities or securities of third parties, including any of the Company's affiliates, a basket of such securities, an index or indices of such securities or any combination thereof (the Purchase Contracts), (v) rights to purchase Registered Shares or Debt Securities (the Rights), (vi) units comprised of one or more of the other securities described in (i) to (v) (inclusive) in any combination (the Units) and (vii) guarantees by the Company of the Debt Securities (the Guarantee) from time to time pursuant to Rule 415 under the Act (the securities pursuant to (i) to (vii) collectively the Securities).

As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Documents (as defined below).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances that are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purpose of giving this opinion, we have only reviewed the following documents (collectively, the Documents):

(i)	An electronic copy of the Registration Statement, including the prospectus contained therein;
(ii)	an electronic copy of the articles of association (Statuten) of the Company in the form deposited with the Commercial Register of the Canton of Zug, Switzerland, dated as of June 27, 2024 (the Articles);
(iii)	an electronic copy of the organizational regulations (Organisationsreglement) of the Company, dated as of May 12, 2023 (the Organizational Regulations); and
(iv)	an electronic copy of a certified excerpt from the Commercial Register of the Canton of Zug, Switzerland, for the Company, dated June 28, 2024 (the Excerpt).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;
(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic signatures on any such document have been affixed thereto by the individual to whom such electronic signature belongs and such individual has saved and submitted such document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;;
(c)	the Registration Statement has been duly authorized and filed by the Company with the SEC;
(d)	at all relevant times, the Company is a going concern and no bankruptcy, composition, moratorium, restructuring or similar proceeding has commenced with respect to, or been approved by, the Swiss Company, (B) the Swiss Company is not (1) over-indebted,

(2) unable to pay its debts as and when they be-come due, or (3) otherwise insolvent, and (C) no administrator, receiver or similar insolvency official has been appointed in relation to the Swiss Company or any of its assets or undertakings, and (ii) the Swiss Company does not become insolvent as a result of (A) entering into any or all of the Transaction Documents to which it is a party or (B) the perfection of each security interest granted by the Swiss Company thereunder;
(e)	all authorizations, consents, approvals, licenses, exemptions and other requirements for the filing of the Registration Statement have been duly obtained and are and will remain in full force and effect, and any related conditions applicable thereto have been satisfied;
(f)	the Excerpt is correct, complete and up-to-date, and no Shares have been issued based on the conditional share capital of the Company, other than as reflected in the number of shares as set forth in the Articles and the Excerpt;
(g)	any exercise notice with respect to Registered Shares issued out of the Company's conditional share capital will be duly delivered in accordance with Swiss law and all other applicable requirements; and
(h)	to the extent the Company issues Registered Shares out of the conditional share capital of the Company, the performance of the contribution in money will be made at a banking institution subject to the Federal Law of November 8, 1934, Relating to Banks and Savings Banks, as amended, and in accordance with the applicable provisions of the Swiss Code of Obligations, or, in case of performance of the contributions by way of set-off, in accordance with the applicable provisions of the Swiss Code of Obligations.
III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	The Company has been duly incorporated and is validly existing as a corporation (Aktien- gesellschaft) under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles.
2.	The Company’s share capital registered in the Commercial Register of the Canton of Zug, as evidenced in the Excerpt amounts to USD 94,082,890.10, divided into 940,828,901 Registered Shares. Such Registered Shares have been validly issued, fully paid up to the nominal value and are non-assessable.
3.	New Registered Shares, if and when (i) the nominal amount for such new Registered Shares has been fully paid-in (liberiert), (ii) any such new Registered Shares have been duly authorized by the Board of Directors of the Company and, if required, the general meeting of shareholders of the Company, (iii) any such new Registered Shares, to the extent required under applicable Swiss law, have been registered in the competent commercial register in Switzerland and (iv) all other requirements under Swiss law, the Articles and the Organizational Regulations in connection with the creation and issuance of any such new Registered Shares have been complied with, will, if and when issued by the Company, be validly issued, fully paid and non-assessable.

4.	Warrants, if and when (i) any such Warrants have been duly authorized by the Board of Directors of the Company and, if required, the general meeting of shareholders of the Company, and (ii) all other requirements under Swiss and any other law applicable to such Warrants and the Articles in connection with the creation and issuance of such Warrants have been complied with, will, if and when issued by the Company, be duly authorized and validly issued.
5.	Purchase Contracts, if and when (i) any such Purchase Contracts have been duly authorized by the Board of Directors of the Company and, if required, the general meeting of shareholders of the Company and (ii) all other requirements under Swiss and any other law applicable to such Purchase Contracts and the Articles in connection with the creation and issuance of such Purchase Contracts have been complied with, will, if and when issued by the Company, be duly authorized and validly issued.
6.	Rights, if and when (i) any such Rights have been duly authorized by the Board of Directors of the Company and, if required, the general meeting of shareholders of the Company and (ii) all other requirements under Swiss and any other law applicable to such Rights and the Articles in connection with the creation and issuance of such Rights have been complied with, will, if and when issued by the Company, be duly authorized and validly issued.
7.	Units, if and when (i) any such Units have been duly authorized by the Board of Directors of the Company and, if required, the general meeting of shareholders of the Company and (ii) all other requirements under Swiss and any other law applicable to such Units and the Articles in connection with the creation and issuance of such Units have been complied with, will, if and when issued by the Company, be duly authorized and validly issued.
8.	Guarantees by the Company, if and when (i) the issue and the amount of any such Guarantees by the Company have been duly authorized by the Board of Directors of the Company, or, to the extent lawfully delegated, by a committee thereof or by officers authorized by the Board of Directors or such committee, and (ii) all other requirements under Swiss and any other law applicable to such Guarantees and the Articles in connection with any such Guarantees have been complied with, will, if and when issued by the Company, be duly authorized and validly issued.
IV.	Qualifications

The above opinion is subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability, or the effect, of the laws of any other jurisdiction to or on the matters covered herein.
(b)	We express no opinion as to whether the exclusion of the existing shareholders' subscription rights (Bezugsrechte) and/or advance subscription rights (Vorwegzeichungsrechte) in connection with the offering and issuance of Registered Shares based on the capital band or the conditional share capital of the Company complies with Swiss law and the Articles.

(c)	When used in this opinion, the term “non-assessable” means that no further contributions have to be made to the nominal share capital of the Company by the relevant holder of the Registered Shares.
(d)	We express no opinion as to the future availability of the capital band and the conditional share capital of the Company.
(e)	Notwithstanding the registration of the capital band and the conditional share capital with the competent commercial register, the respective provisions in the Articles establishing the capital band and the conditional share capital or the issuance of the Registered Shares may be challenged by dissenting shareholders of the Company or others in court or otherwise.
(f)	Any Registered Shares to be issued by the Company will not be fully fungible and will not rank pari passu with the existing and outstanding Registered Shares until such Registered Shares have been duly entered into the Company’s register of uncertificated securities (Wertrechtebuch) and the main register (Hauptregister) maintained by Computershare and all steps have been taken in order for such Registered Shares to constitute intermediated securities (Bucheffekten) in accordance with the Swiss Federal Act on Intermediated Securities.
(g)	As long as the Registered Shares are not duly recorded in the main register and credited to one or more securities accounts, they do not exist as intermediated securities (Bucheffekten). As a consequence, our opinions do not extend to legal consequences attached to the Registered Shares in their form as intermediated securities. Any issuance of the Registered Shares out of the Company's conditional share capital must be confirmed by the auditor of the Company, and amended Articles reflecting the issuance of Registered Shares from the Company's conditional share capital, together with said confirmation by the Company’s auditor, must be filed with the competent commercial register no later than three months after the end of the Company’s fiscal year.
(h)	Any newly issued Registered Shares will have to be registered with the competent commercial register to be validly issued, except that in relation to Registered Shares issued out of the conditional share capital of the Company registration in the competent commercial register is not a pre-condition to the issuance of such Registered Shares.
(i)	The exercise of voting rights and rights related thereto with respect to any Registered Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.
(j)	We express no opinion as to any commercial, accounting, finance, tax, calculating, auditing or other non-legal matter.
(k)	We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.

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We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes relevant to the opinion that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,
HOMBURGER AG

/s/ David Oser
Homburger AG